Exhibit 20.01- Press Release No.1



DataMeg Corp. Addresses Alleged Complaints Claimed by Our-Street.Com

May 28, 2003 - Boston, MA - DataMeg Corp. (OTCBB:DTMG) announced today that they, in conjunction with their legal counsel Rubin & Rudman, have initiated a process to determine their recourse following the alleged filing of complaints made by Our-Street.com.

The Company has issued a statement that they find the allegations made by Our-Street to be unsubstantiated and without value. The Company and its legal counsel are investigating the validity of the statements that complaints have indeed been filed and to determine DataMeg Corp.'s legal options.

The Company has received no evidence that any complaints were filed. DataMeg Corp. believes Our-Street's claims that complaints have been filed with the Securities Exchange Commission, the Attorney General's Office in the Commonwealth of Massachusetts and the Attorney General's Office in the State of North Carolina and the allegations made within these alleged complaints against the Company and its principals, to be a scurrilous attempt to discredit the Company.

In the event that such complaints were filed, DataMeg Corp. will handle them accordingly. DataMeg Corp. takes exception to the anonymous and pointed attacks it has been the subject to.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.